Exhibit 99.1

Panolam Industries International, Inc. in Restructuring Discussions with Senior Lenders and Ad Hoc Group of Senior Subordinated Noteholders

SHELTON, CT, May 5, 2009 — Panolam Industries International, Inc. (the “Company”) today announced that it is discussing a restructuring of the Company’s capital structure with an ad hoc group representing a substantial majority of the Company’s 10 3/4% Senior Subordinated Notes due 2013 (the “Notes”).  These discussions are in addition to the previously announced ongoing restructuring discussions the Company has been having with its senior lenders under the Company’s senior secured credit facility.

As previously announced, the Company entered into a forbearance agreement with the senior lenders on March 31, 2009 pursuant to which the senior lenders have agreed, subject to certain conditions, to forbear through June 30, 2009 from exercising their rights and remedies under the Credit Agreement governing the senior debt.  The terms of the forbearance agreement prohibit the Company from, among other things, paying the April 1, 2009 interest payment on the Notes.  Under the indenture governing the Notes, the failure to make the interest payment within a 30-day grace period following the interest payment date constitutes an event of default.  As a result of the expiration of this grace period on April 30, 2009, the holders of 25% of the Notes or the indenture trustee may, upon delivery of proper notice to the Company, accelerate the Company’s obligations under the Notes.  The Company has not received an acceleration notice from the holders of the Notes or the indenture trustee.

The Company has retained Perella Weinberg Partners LP as its financial advisor and Weil, Gotshal & Manges LLP as its legal advisor to assist the Company in its discussions with the senior lenders and the ad hoc group and restructuring efforts generally.  The Company has also agreed to pay certain fees incurred by the financial and legal advisors to the senior lenders and the financial and legal advisors to the ad hoc group of noteholders.

As of May 4, 2009, the Company had approximately $43 million of cash on hand.  “Given our strong liquidity position, we anticipate conducting business with our customers and suppliers in the ordinary course and on customary terms while we negotiate a restructuring of our indebtedness,” stated Robert J. Muller, the Company’s Chief Executive Officer.  “We believe that by promptly restructuring our balance sheet, we will be able to preserve our core business without disruption and emerge as a stronger company,” he added.

This press release is also available within the “News About Panolam” section of the Company’s website at www.panolam.com.

Panolam Industries International, Inc. is a market leader and innovator in the decorative laminate industry. The Company’s products, which are marketed under the widely recognized Panolam®, Pionite®, Nevamar®, Pluswood® brand names, are used in a wide variety of residential and commercial indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures, case goods, and other applications.  We also market other decorative laminates including FRL, a fiber reinforced laminate product. In addition to decorative laminates, we manufacture and distribute industrial laminate products, including Conolite and Panolam FRP, a fiber reinforced product. We also produce and market a selection of specialty resins for industrial uses, such as powdered paint, adhesives and melamine resins for decorative laminate production, custom treated and chemically prepared decorative overlay papers for the high pressure laminates, or HPL and thermally-fused melamine, or TFM industry, and a variety of other industrial laminate products such as aircraft cargo liners and bowling lanes.

This press release and other written reports and oral statements made by the Company may include forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as “may”, “might”, “expects”, “plans”, “would”, “estimates”, “intends”, “forecasts”, “projects” and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. These statements are likely to address, but may not be limited to, and are subject to factors such as the Company’s strategies relating to growth and cost containment, including facility closures; the Company’s negotiations with lenders under its senior secured credit agreement relating to an acceptable amendment and waiver of that agreement; actions that may be taken by its noteholders; the Company’s future operations; and ongoing conditions in the door manufacturing and housing industries. Readers must carefully consider any such statements and should understand that many factors could cause actual results and developments to differ materially from the Company’s forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other known and unknown risks and uncertainties, including: general economic, market and business conditions; levels of construction and renovation activity; competition; financing risks; ability to manage expanding operations; commitments; new services; retention of key management personnel; environmental and other government regulation; and other factors disclosed by the Company in its filings from time to time with the United States Securities and Exchange Commission.  No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, we caution you not to place undue reliance on our forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise.